As filed with the Securities and Exchange Commission on December 10, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AT&T Inc.

(Exact name of registrant as specified in its charter)

Delaware	43-1301883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

208 S. Akard Street

Dallas, Texas 75202

(Address of Principal Executive Offices, Zip Code)

2018 Incentive Plan

(Full title of the plan)

Stacey Maris

Senior Vice President, Secretary and Chief Privacy Officer

AT&T Inc.

208 S. Akard Street, 29th Floor

Dallas, TX 75202

(210) 821-4105

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Krista P. Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, TX 75201-2923

(214) 698-3425

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by AT&T Inc. (the “Registrant”) in order to register an additional 45,000,000 shares of AT&T Inc. common stock, par value $1.00 per share (the “Common Stock”), that may become available for issuance pursuant to new awards granted under the AT&T Inc. 2018 Incentive Plan (the “Plan”) as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled. The information contained in the Registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 16, 2018 (SEC File 333-224980) with all exhibits filed therewith or incorporated therein by reference, is hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

Bryan S. Hough, Assistant Vice President – Senior Legal Counsel and Assistant Secretary of the Registrant, has delivered an opinion to the effect that the shares of Common Stock covered by this Registration Statement will be legally issued, fully paid and non-assessable. Mr. Hough is eligible to participate in the Plan and owns shares of Common Stock and holds outstanding awards under the Plan.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

We have adopted provisions in our Bylaws which provide that we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by us or in our right, by reason of the fact that such person is or was our director, officer, employee, or, while such person is or was a director, officer or employee of us, is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

Our Bylaws further state that this indemnification shall not be deemed exclusive of any other right to which the indemnified person may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of that person.

Our Restated Certificate of Incorporation provides that, consistent with Section 102(b)(7) of the DGCL, no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which a director derived an improper benefit.

The Registrant maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant also entered into indemnification agreements with each of its officers and directors and anticipates that it will enter into similar agreements with future officers and directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that the Registrant will pay certain amounts incurred by its officers and directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

Item 8. Exhibits.

Exhibit Number	Description of Exhibits

5*	Validity opinion of Bryan S. Hough

10	2018 Incentive Plan (Exhibit 10-a to Form 10-K for 2017)

23-a*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23-b*	Consent of Bryan S. Hough (contained in opinion filed as Exhibit 5)

24*	Power of Attorney

107.1*	Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 10th day of December 2024.

AT&T Inc.

By:	/s/ Pascal Desroches
Name:	Pascal Desroches
Title:	Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer:	John T. Stankey* Chief Executive Officer, President and Director

Principal Financial and Accounting Officer:	Pascal Desroches Senior Executive Vice President and Chief Financial Officer

By: /s/ Pascal Desroches Pascal Desroches, as attorney-in-fact for Mr. Stankey, the Directors, and on his own behalf as Senior Executive Vice President and Chief Financial Officer December 10, 2024

DIRECTORS: Scott T. Ford * Glenn H. Hutchins * William E. Kennard * Stephen J. Luczo * Marissa A. Mayer * * By power of attorney	Michael B. McCallister * Beth E. Mooney * Matthew K. Rose * Cynthia B. Taylor * Luis A. Ubiñas *

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